                      Exhibit 99.1
 Matthews International Corporation
 Corporate Office
 Two NorthShore Center
 Pittsburgh, PA  15212-5851
 Phone: (412) 442-8200
 Fax:  (412) 442-8290

Release date: April 26, 2011 Contact: Steven F. Nicola
                            Chief Financial Officer, Secretary &
                    Treasurer
                        412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES THE COMPLETION OF THE PURCHASE OF THE
REMAINING INTEREST IN SAUERESSIG GMBH & CO. KG

PITTSBURGH, PA, April 26, 2011 -- Matthews International Corporation (NASDAQ GSM: MATW) today announced the completion of its purchase of the remaining 22% ownership interest in Saueressig GmbH & Co. KG (“Saueressig”).  Matthews purchased its initial 78% ownership interest in May 2008.  Saueressig, which is headquartered in Germany, is a leading European provider of pre-press services and gravure printing forms.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.